Exhibit 4.7

PROMISSORY NOTE

January 12, 2023
$40,000

FOR VALUE RECEIVED, SIGNING DAY SPORTS, INC., a Delaware corporation (the “Maker” or “Company”), promises to pay to the order of John dorsey (the “Holder”), the principal amount of FORTY THOUSAND Dollars ($40,000) (the “Principal Amount”) as set forth hereinafter:

1. Payment of Principal. The entire Principal Amount shall be payable on the Maturity Date. As used in this Promissory Note (this “Note”), the term “Maturity Date” shall mean first of the following dates to occur: (i) that date which comes ten (10) business days following the successful closing of an initial public offering of the Company’s common stock that generates at least $1 million in net proceeds to the Company or (ii) July 1, 2023. No interest shall accrue on this Note.

2. Payments. All payments pursuant to this Note shall be made to the Holder at such address as the Holder may designate in writing from time to time, or as otherwise directed by Holder, in lawful money of the United States of America and shall be applied to the Principal Amount (collectively, the “Outstanding Balance”). Upon payment in full of the Outstanding Balance this Note shall be surrendered to the Borrower for cancellation.

3. Prepayment. The Maker may prepay any portion of the Outstanding Balance at any time. All prepayments shall be applied to the Principal Amount.

4. Default. Notwithstanding anything to the contrary contained herein, the occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a) Failure to Make a Payment. Any failure by the Maker to pay any amount payable hereunder in accordance with the terms hereof, which is not cured within ten (10) days.

(b) Insolvency. The Maker (i) makes an assignment for the benefit of creditors, (ii) applies for or seeks the appointment of a receiver, liquidator, assignee, trustee, or other similar official for it or of any substantial part of his property or any such official is appointed, other than upon the Borrower’s request, and such unrequested appointment continues for sixty (60) days, or (iii) institutes proceedings seeking an order for relief under the federal Bankruptcy Code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment, or composition of it or any of his debts under other applicable federal or state law relating to creditor rights and remedies, or any such proceeding is filed against it, other than upon the Maker’s request, and such unrequested proceeding continues undismissed or unstayed for sixty (60) days.

(c) Contest. The Maker (or any of his affiliates) shall challenge or contest, in action, suit or proceeding, the validity or enforceability of this Note.

5. Event of Default Acceleration. Except as otherwise provided herein, if any Event of Default shall occur and be continuing, the Holder may (a) by written notice to the Maker, declare the entire unpaid Outstanding Balance to be forthwith due and payable, whereupon such Outstanding Balance shall become due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Maker; and (b) whether or not the actions referred to in clause (a) have been taken, exercise any or all rights and remedies available to the Holder under this Note and applicable law. Any amount received by the Holder from the Borrower following any acceleration of the obligations hereunder shall be applied: (i) first, to the payment of all reasonable and documented costs and expenses then due to the Holder from the Borrower in connection with the collection in respect of this Note, including, without limitation, all court costs and reasonable and documented feeds and expenses of his legal counsel, and (ii) second, to the payment in full of the Principal Amount then outstanding hereunder.

6. Presentment; Demand. The Maker hereby waives any right to presentment, demand, protest or notice of dishonor and protest of this Note and any other notice, and any set-off against sums due and payable under this Note that the Maker may have or claim to have against the Holder of this Note.

7. Transfer of this Note. Neither the Maker nor the Holder may sell, assign, mortgage, transfer, pledge, hypothecate or otherwise dispose of or encumber, in whole or in part this Note or any of their rights, liabilities or obligations hereunder without the prior written consent of the other party. Except as permitted herein, any proposed transfer of this Note shall be void ab initio and of no force or effect.

8. Miscellaneous.

(a) Notices. Except as otherwise expressly provided herein, any notice required or permitted hereunder shall be given in writing and it or any certificates or other documents delivered hereunder shall be deemed effectively given or delivered (as the case may be): upon personal delivery (professional courier permissible); by email (with written confirmation of receipt); when sent by overnight receipted parcel service (e.g., FedEx), one (1) business day after submitting to such service for delivery; or when mailed by registered or certified United States mail, three (3) business days after deposit in the United States mail. Such certificates, documents or notice may be personally delivered or sent to addresses set forth on the signature page attached hereto.

(b) Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Arizona, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

(c) Dispute Resolution. Unless otherwise provided in this Note, the Maker and Holder agree that the exclusive forum and venue for the resolution of any controversy or claim between them arising out of or relating to this Note or breach of it (a “Dispute”), shall be the state and federal courts whose jurisdictional territory includes Maricopa County, Arizona. The Maker and Holder consents to personal jurisdiction and venue in those courts for litigation of a Dispute, and the Maker and Holder waive any forum non conveniens objection to litigating a Dispute in those courts. TO THE FULLEST EXTENT PERMITTED BY LAW, THE MAKER AND HOLDER IRREVOCABLY WAIVE EACH OF THEIR RESPECTIVE RIGHTS, IF ANY, TO HAVE A TRIAL BY JURY FOR ANY LEGAL OR OTHER COURT PROCEEDING ADDRESSING A DISPUTE. In any legal action concerning a Dispute the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees. As a condition precedent to the Maker or Holder’s ability to commence litigation for a Dispute, the party that wishes to commence litigation shall first give written notice to the other party of the Dispute, and, no later than twenty-one (21) days after such notice is delivered, a representative of the Maker and Holder with authority to settle the Dispute for each party shall confer in good faith in an effort to resolve the Dispute. The notice of the Dispute shall include a reasonable description of the basis of the Dispute. Only after the Maker and Holder have conferred, or made a good faith effort to confer, in accord with this Section 8(c) may a party commence litigation for the Dispute.

(d) Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

(e) Waiver and Amendment; Successors and Assigns. No amendment, waiver, or other modification of any provision of this Note shall be effective without the Maker’s and the Holder’s prior written consent. The Holder shall not by any act of omission or commission be deemed to waive any of his rights or remedies hereunder unless such waiver be in writing and signed by the Holder (and then only to the extent specifically set forth therein). A waiver of any one event shall not be construed as continuing or as a bar to or waiver of such right or remedy on a subsequent event.

(f) Binding Effect. The rights and obligations of the Maker and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrator, and transferees of the parties.

(g) Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(h) Entire Agreement. This Note and the January 12, 2023 Settlement Agreement, Release of Claims, and Covenant Not to Sue between the Maker and Holder (the “Settlement Agreement”) pursuant to which they are entering into the Note constitute the full and entire understanding and agreement between the Maker and Holder with regard to the subjects of the Note and the Settlement Agreement and supersede any prior agreements (including any memorandum of understanding or letters of intent) between the Maker and Holder regarding the subject matter of the Settlement Agreement and this Note.

(i) Counterparts. This Note may be executed in two or more counterparts, including by facsimile or electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The undersigned have executed this Promissory Note as of the date set forth above.

MAKER:

SIGNING DAY SPORTS, INC., a Delaware corporation

By:	/s/ Martin Lanphere

Name:	Martin Lanphere

Its:	Vice President

Date signed:	January 12, 2023

Acknowledged, Agreed, and Accepted:

HOLDER:

John Dorsey

Signed:	John Dorsey

Date signed:	January 12, 2023

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